Exhibit 99.1
Horsehead Holding Corp. Announces Third Quarter 2009 Earnings
Pittsburgh, PA, November 5, 2009 — Horsehead Holding Corp. (Nasdaq: ZINC), the parent company of Horsehead Corporation, reported a consolidated net loss of $3.6 million for the third quarter of 2009, or $(0.10) per diluted share, on net sales of $60.3 million. For the third quarter of 2008, Horsehead reported consolidated net income of $9.4 million, or $0.27 per diluted share, on net sales of $109.2 million. Earnings before the effect of hedges and certain non-cash charges, a non-GAAP measure1, were $0.5 million for the current quarter, or $0.01 per diluted share compared to a net loss on a similar basis of $1.4 million or $(0.04) per diluted share for the prior year quarter.
“The third quarter results demonstrated that our strategy of focusing on cost reduction and increasing our share of the electric arc furnace (“EAF”) dust recycling market are providing the expected benefit. These cost reductions more than offset the effect of a 23% lower volume of shipments for the quarter when compared to the prior year quarter,” said Jim Hensler, President and Chief Executive Officer. “Even though reported domestic steel production declined 38% compared with the prior year quarter, our EAF dust receipts declined by only 8% reflecting our growth in market share.”
Hensler further commented, “Domestic steel production has continued to increase steadily over the past several months. As a result, we are now operating all of our Waelz kilns used for EAF dust recycling, with the last idled kiln at our Rockwood, Tennessee facility restarted in the past week. This trend supports our decision to continue to move forward with construction of our new EAF dust processing facility in Barnwell, South Carolina.”
“While the LME price for zinc increased in the third quarter compared to the second quarter of 2009, the majority of this increase will not be realized until the next quarter for our zinc oxide shipments.”
Third Quarter Financial Highlights
Compared to the same quarter last year:
•	Product shipments decreased 9,047 tons, or 22.8%, to 30,568 tons for the quarter.

•	Net sales decreased $48.9 million, or 44.8%, to $60.3 million. Lower average price realization and lower shipment volume reduced sales $10.0 million and $17.2 million, respectively. While the quarters had the same average LME zinc price of $0.80/lb, realized price was lower in the current quarter due to contractual lag effects on pricing for the majority of our zinc oxide products and lower premiums on metal. Current quarter net sales were further reduced by $1.4 million relating to hedges, of which $0.9 million related to put options for 2010 purchased during the quarter. In comparison, the third quarter 2008 net sales included a favorable $17.2 million effect relating to our hedging activities. These adjustments related to hedging decreased earnings per share for the current quarter by $0.03 compared to a $0.31 per share increase in the same quarter last year. The quarter closed with a LME zinc price of $0.87/lb, compared to $0.75/lb on September 30, 2008.

•	Cost of sales (excluding depreciation) decreased $30.9 million, or 35.4%, to $56.4 million reflecting $16.1 million from cost reductions and $14.8 million from reduced shipment levels. The cost per ton of zinc produced declined 17.6% between the current quarter and the prior year quarter on 21% lower production volume. Non-cash charges relating to increased EAF dust inventory of $1.1 million and the write-down of certain idled assets at the Beaumont, Texas facility of $0.9 million partially offset the cost reductions realized during the quarter.

•	During the quarter the estimated tax rate for the full year of 2009 was reduced to 33.3% from a prior estimate of 35.8% to reflect the impact of permanent differences on lower expected losses for the year and completion of the 2008 tax returns. This change reduced estimated tax benefits for 2009 by approximately $1.0 million, or $(0.03) per diluted share in the current quarter and resulted in an effective rate for the third quarter of 9.5% compared to 35.7% for the prior year quarter.
Cash generated by operating activities (excluding investing activities) was $10.1 million for the quarter ended September 30, 2009. Investing activities for the quarter consisted of capital spending of $4.1 million and an increase in restricted cash of $19.3 million to support letters of credit previously supported by our credit facility. Financing activities during the quarter included $79.8 million in net proceeds from an equity offering. Cash and cash equivalents were $145.2 million as of September 30, 2009 with $0.3 million of debt.
Third Quarter Shipments and Production Data

	Quarter ended September 30,
	2009	2008
Zinc production — tons	27,214	34,457
Zinc product shipments — tons	30,568	39,615
Zinc contained — tons	27,818	35,941
Net sales realization
Zinc products — per lb	$0.79	$0.90
Zinc products — per lb zinc contained	$0.87	$0.99
LME average zinc price — per lb	$0.80	$0.80
Business Outlook
According to Mr. Hensler, “Our focus in the near term is to closely monitor market conditions and adjust capacity utilization as needed while controlling costs and minimizing working capital needs. Market conditions have improved but it still remains unclear whether this trend will be sustained. We have successfully implemented significant cost reductions this year and will continue to pursue additional cost savings opportunities.”
Hensler also noted, “Construction of our new EAF dust processing facility in Barnwell, South Carolina continues to progress according to plan. Through the third quarter, we have spent approximately $32 million of the expected $65 million investment. In addition, we have recently awarded another $16 million in new contracts. Given the upward trend in steel production, we plan to be ready to start the first kiln in the second quarter of 2010 and expect to have the second kiln ready later in the year. We should be well positioned to respond to increased output from steel mills.”

“In keeping with our strategy of hedging the price of zinc to minimize downside risk, we have moved forward over the last six weeks while option prices were attractive to purchase put options for 2010 at a strike price of $0.65 per pound for a cost of approximately $5.3 million. We believe this provides an important protection to the liquidity of the business in the event that the price of zinc declines significantly from current levels while allowing the company to fully benefit from higher zinc prices.”
“Finally, during the third quarter we completed a follow on equity offering raising capital for new strategic growth initiatives. We are continuing to identify potential investment opportunities which leverage our expertise in environmental services and high temperature metals recovery. We are excited about these opportunities and are working diligently to pursue them.”
Conference Call Information
Horsehead will conduct a conference call with investors and analysts on Friday, November 6, 2009, at 11:00 am EST to discuss the quarterly results. Dial-in instructions are as follows:
Dial-In Numbers:
United States: (888) 423-3273
International: (612) 288-0329
An Audio-Only Web Conference Cast will also be available from the Investor Relations Corporate Information page of our website www.horsehead.net or directly at http://65.197.1.15/att/confcast . Enter Conference ID# 119183 then click Go.
A replay of the call will be available beginning at 1:00 pm EST on Friday, November 6, 2009 and ending on Friday, November 13, 2009 at 11:59 pm EST. Dial in instructions for the replay are:
Dial-In Numbers:
United States: (800) 475-6701
International: (320) 365-3844
Access Code:      119183
About Horsehead
Horsehead Holding Corp. is the parent company of Horsehead Corporation, a leading U.S. producer of specialty zinc and zinc-based products. Horsehead, headquartered in Pittsburgh, Pa., employs over 800 people and has seven locations throughout the U.S. Visit http://www.horsehead.net for more information.
Cautionary Statement about Forward-Looking Statements
This press release contains forward-looking statements, including statements about business outlook and strategy, and statements about historical results that may suggest trends for our business. These statements are based on assumptions, estimates and information available to us at the time of this press release and are not guarantees of future performance. There may be other factors that may cause our actual results to differ materially from the forward-looking statements. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk Factors” section of our filings with the Securities and Exchange Commission for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update this earnings release to reflect events or circumstances after the date hereof.

Summary Financial Results (in thousands except per share amounts):
Income Statement (unaudited)

	Quarter ended Sept 30,		Nine months ended Sept 30,
	2009	2008	2009	2008
Net sales	$60,310	$109,186	$147,730	$354,157
Cost of sales (excluding depreciation)	56,404	87,276	165,721	280,206

Gross profit (loss) (excluding depreciation)	3,906	21,910	(17,991)	73,951
Depreciation	3,743	3,018	10,956	8,845
S G & A expenses	3,683	4,735	11,429	13,517

Income (loss) from operations	(3,520)	14,157	(40,376)	51,589
Interest expense	596	360	1,550	1,089
Interest and other income	159	808	442	1,957

Income (loss) before taxes	(3,957)	14,605	(41,484)	52,457
Income tax provision (benefit)	(377)	5,210	(13,797)	19,325

Net income (loss)	$(3,580)	$9,395	$(27,687)	$33,132

Earnings (loss) per diluted share	$(0.10)	$0.27	$(0.78)	$0.94

Weighted average diluted shares outstanding	36,498	35,332	35,676	35,258

EBITDA (1)	$223	$17,175	$(29,420)	$60,434
Balance Sheet Items (unaudited)

	Sept 30,	December 31,
	2009	2008
Cash	$145,176	$122,768
Other current assets	74,236	98,422
Property, plant and equipment, net	151,539	136,141
Other assets	37,288	1,147

Total assets	$408,239	$358,478

Current liabilities	$43,397	$60,278
Long-term debt	266	58
Other long-term liabilities	19,895	11,583
Stockholders’ equity	344,681	286,559

Total liabilities and stockholders’ equity	$408,239	$358,478

(1)	Earnings before the effect of hedges and certain non-cash charges and EBITDA are non-GAAP financial measures. Management uses EBITDA to help it evaluate our performance and to compare our current results with those for prior periods as well as with the results of other companies in our industry. We caution investors that EBITDA should not be considered as a substitute for disclosures made in accordance with GAAP. Below is a reconciliation of Earnings before the effect of hedges and certain non-cash charges and EBITDA to net income:

	Quarter ended Sept 30,
	2009	2008
Net income (loss)	$(3,580)	$9,395
Non-Cash hedge charges (benefit), net of taxes	1,239	(11,092)
Change in EAF dust reserve, net of taxes	996	345
Write-down of idle assets, net of taxes	870	—
Change in effective tax rate	951	—

Earnings before the effect of hedges and certain non-cash charges	$476	$(1,352)

	Quarter ended Sept 30,
	2009	2008
Net income (loss)	$(3,580)	$9,395
Income tax provision (benefit)	(377)	5,210
Interest expense	596	360
Interest and other income	(159)	(808)
Depreciation	3,743	3,018

EBITDA	$223	$17,175

Contact info:
     Robert D. Scherich
     Vice President & CFO
     Horsehead Holding Corp.
     724.773.9000
SOURCE Horsehead Holding Corp.